Exhibit 10.5

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 5, 2014, between KAISER ALUMINUM CORPORATION, a Delaware corporation (the “Company”), and JACK A. HOCKEMA (the “Executive”).
The Company wishes to continue to employ the Executive, and the Executive wishes to continue his employment with the Company, on the terms and conditions set forth in this Agreement, which constitutes an amendment and restatement of the Employment Agreement between the Company and the Executive dated as of November 9, 2010.
Accordingly, the Company and the Executive hereby agree as follows:
1.Employment; Duties and Acceptance.

1.1Employment Duties. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of president and chief executive officer of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Board of Directors of the Company (the “Board”); provided, however, that the Executive may serve on the Board of Directors of one other business at any time during the Term that does not compete with the Company and may participate in civic, charitable and industry organizations to the extent that such participation does not materially interfere with the performance of his duties hereunder. The Executive’s title shall be President and Chief Executive Officer, or such other titles of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive by the Board, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States. The Executive shall report solely to the Board. The Company agrees to use its best efforts to cause the Executive to be elected to the Board and to have the Executive serve as a member of the Board throughout his service during the Term.

1.2Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.3Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Foothill Ranch, California or such other location as mutually agreed by the parties, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company. The Executive shall not be required to change his principal residence in the event the Company relocates its offices.

2.Term of Employment.

2.1Term. The term of the Executive’s employment under this Agreement (the “Term”) shall continue until the earlier of (i) December 31, 2016 and (ii) such earlier date on which the Term is terminated pursuant to Section 4.

3.Compensation; Benefits.

3.1Salary. As compensation for the services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable monthly in arrears, at the initial annual rate of $856,000 (as the same may be adjusted as provided herein, the “Base Salary”). Each year during the Term, the Company shall review the Base Salary in connection with the Company’s annual review of compensation matters and determine if, and by how much, the Base Salary should be increased. Once the Base Salary has been increased hereunder, it shall not be decreased without the Executive’s consent. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

3.2Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, if the Company achieves 100% of the Company’s target objectives for a fiscal year of the Company, the Executive shall receive an annual bonus (an “Annual Bonus”) equal to the product of (i) the Executive’s Base Salary at the rate in effect at the end of such fiscal year and (ii) 68.5%. Such target objectives shall be recommended by the Executive and approved by the Compensation

Committee of the Board (the “Compensation Committee”) not later than March 31 of each such fiscal year and shall be set forth in the annual short-term incentive plan in which the Executive participates and any related “umbrella” plan to which such annual short-term incentive plan is made subject in order to improve the tax efficiency thereof. Should the Company achieve results in a fiscal year which are above target objectives for the Company’s performance for such year as set forth in the annual short-term incentive plan, the 68.5% multiplier set forth in clause (ii) of the preceding sentence shall be increased up to a maximum of 300% of the target bonus opportunity (or 205.5% of Base Salary). A formula will be established in the annual short-term incentive plan in which the Executive participates to provide for recognition of threshold objectives below such target objectives and for pro rata awards between the threshold award opportunity and the maximum award opportunity. Any Annual Bonus earned under this Section 3.2 (including the paragraph below) shall be payable not later than the 15th day of the third month following the end of the fiscal year to which it relates.

In the event that the Executive’s employment shall terminate other than on a date which is the last day of a fiscal year of the Company, the Executive’s Annual Bonus shall be determined based on the Company’s actual performance under the Company’s annual short-term incentive plan in which the Executive participates and any related “umbrella” plan with respect to the fiscal year in which employment terminates, and prorated for the actual number of days of the Executive’s employment under this Agreement during the fiscal year in which occurs the Executive’s termination of employment. Notwithstanding the foregoing, the Executive shall be entitled to no Annual Bonus in respect of or the fiscal year of the Company in which his Employment terminates if such termination is pursuant to Section 4.4.
3.3[Intentionally Left Blank]

3.4Incentive Compensation. Each fiscal year, the Executive will be eligible to receive grants of long-term incentive compensation, including, but not limited to equity awards (such as restricted stock, stock options and performance shares) having a target economic value of 227% of the Base Salary for the fiscal year, on similar terms as grants made to senior executives; provided, however, that (i) 36% of the target value of the long-term incentive grant shall be in the form of restricted stock and 64% of the target value of the long-term incentive grant shall be in the form of performance shares, and (ii) in the event of a termination of the Executive’s employment, other than pursuant to Section 4.4, the Executive’s vested interest in each outstanding grant shall be not less favorable than (a) with respect to shares of restricted stock and performance shares, the terms of grants made to other Tier I participants during the applicable fiscal year in connection with the Company’s long-term incentive compensation program, and (b) with respect to all other grants, had such grant provided for vesting in proportion to the actual number of days of the Executive’s employment during the applicable vesting period over the total number of days in such vesting period.

3.5Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of Executive’s services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time. The Executive’s right to expense reimbursement shall not be subject to liquidation or exchange for another benefit.

3.6Vacation. During each year of the Term, the Executive shall be entitled to a paid vacation period or periods of four (4) weeks taken in accordance with applicable vacation policy as in effect from time to time.

3.7Benefits; Perquisites. During the Term, the Executive shall be entitled to participate in those retirement plans, deferred compensation plans, group insurance, life, medical, dental, disability and other benefit plans of the Company at the same level as those benefits are provided by the Company from time to time to senior executives of the Company generally. Also, during the Term, the Executive shall be entitled to fringe benefits and perquisites at the same level as those benefits are provided by the Company from time to time to senior executives of the Company generally. However, nothing herein shall require the Company to establish and/or maintain any such plans.

3.8Legal Expenses. The Company agrees to pay the legal fees and expenses incurred by the Executive in connection with the negotiation and consummation of this Agreement.

4.Termination.

4.1General. Following any termination of the Executive’s employment, the Company shall pay or provide to the Executive, or his estate or beneficiary, as the case may be, (i) Base Salary earned through the date of such termination; (ii) except in the case of a termination described in Section 4.4, any earned, but unpaid, annual cash incentive or other incentive awards, including the Executive’s Annual Bonus earned pursuant to Section 3.2; (iii) a payment representing the Executive’s accrued but unpaid vacation; (iv) any vested, but not forfeited benefits on the date of such termination under the Company’s employee benefit plans, as determined in accordance with the terms of such plans but subject to the provisions of Section 3.4;

and (v) benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans. The payments described above in Sections 4.1(i) and (iii) will be paid in the 30-day period following the date of the Executive’s termination of employment.

4.2Death. If the Executive shall die during the Term, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder, except for those payments and benefits described in Section 4.1. All outstanding equity grants shall vest in the manner provided in the applicable award (subject to the provisions of Section 3.4), and any vested but unexercised grants shall become exercisable and shall remain so for the period commencing on the date of such termination through the second anniversary of such termination.

4.3Disability. If during the Term the Executive shall become physically or mentally disabled (a “Disability”), whether totally or partially, such that the Executive is unable to perform the Executive’s principal services hereunder for a period of not less than ninety (90) consecutive days, the Company may at any time after the last day of such period (provided that such disability is continuing), by written notice to the Executive, terminate the Term. Upon termination under this Section 4.3, all outstanding equity grants shall vest in the manner provided in the applicable award (subject to the provisions of Section 3.4), and any vested but unexercised grants shall become exercisable and shall remain so for the period commencing on the date of such termination through the second anniversary of such termination. In addition to those payments and benefits described in Section 4.1, the Executive shall be entitled to payments made to the Executive pursuant to a Company insurance plan.

4.4For Cause. If the Company terminates the Executive’s employment for Cause, the Term shall terminate immediately and (i) the Executive shall be entitled to receive no further amounts or benefits hereunder, except those payments and benefits described in Section 4.1 or as required by law, (ii) all unvested equity grants pursuant to Section 3.4 shall be immediately forfeited, and (iii) all vested but unexercised equity grants shall be forfeited on the date which is ninety (90) days following such termination. For purposes of this Agreement, “Cause” shall mean the Executive (A) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations), (B) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to the Company, or (C) materially breaching this Agreement if the Executive does not cure such breach within thirty (30) days after the Company provides written notice of such breach to the Executive.

4.5Without Cause; For Good Reason. If during the Term the Company terminates the Executive’s employment without Cause or if the Executive terminates his employment with Good Reason (and Section 4.6 is not applicable), the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder other than those payments and benefits described in Section 4.1, except: (i) the Company shall make a lump sum payment to the Executive within ten (10) business days of such termination in an amount equal to three hundred thirty-seven percent (337%) of the Executive’s Base Salary; (ii) continuing receipt of group insurance, life, medical, dental, disability and other similar benefits described in Section 3.7 (to the extent to which such are in place from time to time, but excluding perquisites) during the twenty-four month period commencing on the date of such termination; and (iii) all outstanding equity grants shall vest in the manner provided in the applicable award (subject to the provisions of Section 3.4), and any vested but unexercised grants shall become exercisable and shall remain so for the period commencing on the date of such termination through the second anniversary of such termination.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any of the following during the Term: (A) any material reduction in the Executive’s Base Salary, target bonus opportunity or benefits pursuant to Section 3 of this Agreement; (B) a material change in the Executive’s position causing it to be of materially less stature or responsibility, or a change in the Executive’s duties, authorities, responsibilities or reporting relationship; (C) the Company materially breaches this Agreement; or (D) the Executive is not nominated for election to the Board, or the Executive is not timely renominated for election to the Board or is involuntarily removed from the Board under circumstances that would not constitute Cause or Disability hereunder; provided, however, that the Executive must provide written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence and the Company shall have a period of 30 days following receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice; and provided further that the Executive must terminate employment with the Company no less than two years following the initial existence of the Good Reason condition identified in such written notice. The Company shall not terminate the Executive’s employment without Cause prior to the date which is thirty (30) days following the date on which the Company provides written notice of such termination to the Executive; provided, however, that the Executive may waive such notice period in writing. The Executive shall not terminate his employment without Good Reason prior to the date which is thirty (30) days following the date on which the Executive provides written notice of such termination to the Company; provided, however, that the Company may waive such notice period in writing.

Notwithstanding anything to the contrary in clause (i) immediately above, if the Executive constitutes a “key employee” as defined in Section 416(i) of the Internal Revenue Code and as applied under Section 409A of the Internal Revenue Code (“Section 409A”) at such termination, the payment under clause (i) immediately above shall be paid on the first business day following the sixth month anniversary of the Executive’s termination of employment if necessary to comply with Section 409A and regulations issued thereunder. In the event coverage for medical benefits (including dental, vision and similar benefits) under clause (ii) extends beyond the period during which the Executive would be entitled to continuation coverage under a group health plan by reason of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), or any successor statute, and would otherwise result in taxable income to the Executive or his dependents, the Executive or his dependents will be required for each month after the maximum period of COBRA coverage to pay the full cost of such coverage.

4.6Change of Control.

4.6.1In the event of a Change of Control, the Executive shall become fully vested in all outstanding equity grants as of the date of the Change of Control. If during the Term the Company terminates the Executive’s employment without Cause or the Executive terminates his employment with Good Reason, in each case within two (2) years following a Change of Control, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder other than those payments and benefits described in Section 4.1, except: (i) the Company shall make a lump sum payment to the Executive within ten (10) business days of such termination in an amount equal to five hundred five percent (505%) of the Executive’s Base Salary; (ii) continuing receipt of group insurance, life, medical, dental, disability and other similar benefits described in Section 3.7 (to the extent to which such are in place from time to time, but excluding perquisites) during the thirty-six month period commencing on the date of each termination; and (iii) any previously unvested grants shall become exercisable and all outstanding grants shall remain exercisable for the period commencing on the date of such termination through the earlier the second anniversary of such termination. If the Executive constitutes a “key employee” as defined in Section 416(i) of the Internal Revenue Code and as applied under Section 409A at such termination of employment, the payment due under clause (i) immediately above shall be paid on the first business day following the sixth month anniversary of Executive’s termination of employment if necessary to comply with Section 409A and regulations issued thereunder. In the event coverage for medical benefits (including dental, vision and similar benefits) under clause (ii) extends beyond the period during which the Executive would be entitled to continuation coverage under a group health plan by reason of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), or any successor statute, and would otherwise result in taxable income to the Executive or his dependents, the Executive or his dependents will be required for each month after the maximum period of COBRA coverage to pay the full cost of such coverage.

4.6.2For purposes of this Agreement, a “Change of Control” shall be deemed to occur upon: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; (ii) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation, purchase or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the aggregate voting power of all classes of common equity of the Company, except if such Person is (w) a subsidiary of the Company, (x) an employee benefit plan for employees of the Company or (y) a company formed to hold the Company’s common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company; or (iii) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

4.6.3.    Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Section 280G of the Code but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 4.6.3 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 4.6.3, the Company will effect such reduction by first reducing the payment described in clause (i) of Section 4.6.1, and then, to the extent necessary, reducing the benefits described in clause (ii) of Section 4.6.1 in the sequence listed in such clause and then, to the extent still necessary, reducing the benefits described in clause (iii) of Section 4.6.1, beginning with the most recently granted awards.
4.6.4.    All computations and determinations relevant to Section 4.6.3 shall be made by an independent accounting firm selected and reimbursed by the Company (the “Accounting Firm”), subject to the Executive’s consent (not to be unreasonably withheld), which firm may be the Company’s accountants. If the Accounting Firm determines that any amounts are Excess Parachute Payments, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations both to the Company and the Executive by no later than ten (10) days following its Determination, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any amounts are Excess Parachute Payments). If the Accounting Firm determines that no amounts are Excess Parachute Payments, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has so concluded that no excise tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any excise tax on his federal income tax. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination hereunder. The Accounting Firm shall be required to provide its Determination within sixty (60) days after the date of the Executive’s termination, and the Company shall be responsible for any income tax, penalty or interest liability incurred as a result of delay by the Accounting Firm. The Accounting Firm shall make its Determination on the basis of substantial authority and shall provide opinions to that effect to both the Company and the Executive upon the request of either of them.
4.7End of Term and Retirement. At the end of the Term or upon retirement during the Term, the Executive shall be entitled to no further payments or benefits, except for those payments and benefits described in Section 4.1. All outstanding equity grants shall vest in the manner provided in the applicable award (subject to the provisions of Section 3.4), and any vested but unexercised grants shall become exercisable and shall remain so for the period commencing on the expiration of the Term and continuing through the second anniversary of the end of the Term. The Company and the Executive each acknowledges that the Executive has previously reached the age of 65 and is entitled to retire at any time. The Executive shall not retire prior to the date which is thirty (30) days following the date on which the Executive provides written notice of such retirement to the Company; provided, however, that the Company may waive such notice period in writing.

4.8No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise to mitigate the obligations of the Company under this Agreement.

4.9Option Exercise. For the avoidance of doubt, to the extent that any provision of this Agreement provides for the continued exercise of options following the Executive’s termination of employment, such options shall be exercisable for the period provided in the Agreement, but in no event beyond the end of the original term of such options.

4.10Section 409A.

4.10.1To the extent that this Agreement provides for the payment of “deferred compensation” (within the meaning of Section 409A) to the Executive or the Executive’s beneficiaries upon or as a result of the Executive’s termination of employment, the Executive shall be considered to have experienced a termination of employment as of the date that the Executive incurs a “separation from service” within the meaning of Section 409A.

4.10.2Each payment or benefit to which the Executive becomes entitled under this Agreement will be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently the Executive’s entitlement to such payment or benefit will not be considered an entitlement to a single payment of the aggregate amount to be paid). Any reimbursement of expenses by the Company under this Agreement shall be made not later than December 31st of the calendar year following the calendar year in which the expense is incurred, or such longer period as permitted by applicable regulations without resulting in the such reimbursement being “deferred compensation” (within the meaning of Section 409A). No reimbursement of expenses or in-kind benefits provided in one calendar year shall affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The Executive’s right to expense reimbursement shall not be subject to liquidation or exchange for another benefit.

4.10.3If the Company makes a good faith determination that a payment under this Agreement (i) constitutes a deferral of compensation for purposes of Section 409A, (ii) is made to the Executive by reason of his separation from service, (iii) at the time such payment would otherwise be made, the Executive is a “specified employee” within the meaning of Section 409A (and using the identification methodology specified by the Company from time to time), and (iv) a delay in payment is required in order to avoid the imposition of excise taxes under Section 409A and such delay is not already provided for by the Agreement, then the payment shall be delayed until the earlier of (A) the first business day following the six-month anniversary of the Executive’s separation from service, or (B) the Executive’s death.

5.Protection of Confidential Information; Non-Competition.

5.1The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

5.1.1except in the course of performing the Executive’s duties provided for in Section 1.1, not at any time, whether before, during or after the Executive’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company’s or its affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company.

5.1.2to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control.

5.2In consideration of the Company’s entering into this Agreement, the Executive agrees that at all times during the Term and thereafter, until the first anniversary of the date of the termination of the Term for any reason, the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

5.2.1provide services to a “Competitor” (as defined below), as an officer, director, shareholder, owner, partner, joint venturer, or in any other capacity, whether as an executive, independent contractor, consultant, advisor, or sales representative; or

5.2.2call upon any Person who is or that is, at such date of termination, engaged in activity on behalf of the Company or any affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such affiliate.

For purposes of this Agreement, “Competitor” means, on any date, a person or entity that is primarily engaged in a material line of business conducted by the Company.
5.3If the Executive commits a breach of any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Section 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive with respect to the attempted or threatened breach, it being agreed that each of such rights and remedies shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.4If any of the covenants contained in Section 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.

5.6If any of the covenants contained in Section 5.1 or 5.2, or any part thereof are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

5.7The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

5.8Executive and the Company agree and acknowledge that one-third of any payment contemplated by Section 4.6.1(i) of this Agreement following a Change of Control and the termination of Executive’s employment is intended to be additional consideration of Executive’s obligations under Section 5.2 of this Agreement in recognition of the additional value to the Company of Executive’s obligations under Section 5.2 of this Agreement following a Change of Control and the termination of Executive’s employment.

6.Inventions and Patents.

The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

7.	Intellectual Property.

Notwithstanding and without limiting the provisions of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.	Indemnification.

In addition to any rights to indemnification to which the Executive is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount customary for corporations similar in size and value to the Company and engaged in business activities similar to the business activities of the Company, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall maintain during the Term and thereafter insurance coverage sufficient to satisfy any indemnification obligation of the Company arising under this Section 8.

9.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company, to:
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Attn: General Counsel

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

10.	General.

10.1This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made between residents thereof and to be performed entirely in Delaware.

10.2The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee. In this regard, the parties acknowledge that Executive shall be employed by the Company’s subsidiary, Kaiser Aluminum Fabricated Products, LLC, a Delaware limited liability company (“KAFP”), and that while Executive is employed by KAFP, KAFP shall assume the payment obligations of the Company under this Agreement subject to the proviso set forth above in the preceding sentence which states that the Company shall not be relieved of its obligations hereunder to the extent that the obligations assumed by KAFP are not timely discharged by KAFP.

10.5The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.

10.6This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.7This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.Dispute Resolution.

Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive’s employment by the Company shall be settled by arbitration with one arbitrator. The arbitration will be administered by the American Arbitration Association in accordance with its

National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in Orange County, California, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in California. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver of the right or obligation to arbitrate hereunder. The Company shall pay or promptly reimburse the Executive for all reasonable costs, fees and expenses relating to such dispute, including reasonable legal fees.

12.	Subsidiaries; Affiliates; and Benefits.

As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question; the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question; and references to “benefits” and “benefit plans” shall include the benefits provided by the Company and the Company’s subsidiaries from time to time to senior executives of the Company generally and the underlying plans.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KAISER ALUMINUM CORPORATION

By:	/s/ John M. Donnan
Name:	John M. Donnan
Title:	Executive Vice President - Legal, Compliance and Human Resources

/s/ Jack A. Hockema
Jack A. Hockema